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                                                                     Exhibit 5.1








                                 April 21, 2000


Eco Soil Systems, Inc.
10740 Thornmint Road
San Diego, California 92127

                                    Re:      Eco Soil Systems, Inc.:
                                             Registration Statement On Form S-3
                                    -------------------------------------------

Ladies and Gentlemen:

This firm has been engaged as special counsel to Eco Soil Systems, Inc. (the "Company") for the limited purpose of providing an opinion as to the status of the 4,814,909 shares of the common stock, $.005 par value of the Company (the "Shares"), to be registered with the Securities and Exchange Commission on Form S-3 (the "Registration Statement").

In rendering this opinion, we have examined the law and the following documents:

         A. The Certificate of Existence issued by the Secretary of State of the State of Nebraska and dated January 7, 2000.

         B. A copy of the Amended and Restated Articles of Incorporation as certified by the Secretary of State of the State of Nebraska on January 7, 2000.

         C. A telefaxed copy of the Secretary's Certificate, executed by Dennis Sentz, as Secretary of the Company (the "Secretary's Certificate"), with respect to the authorized, outstanding and reserved shares of the common stock of the Company and the resolutions of the Board of Directors authorizing the filing of the Registration Statement.



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April 21, 2000
Page Two


         D. A copy of the Registration Statement as proposed to be filed with the Securities and Exchange Commission.

We have not been engaged nor have undertaken to review the accuracy, completeness or sufficiency of the Registration Statement, nor with respect to any other matter not specifically stated in this opinion, and we express no opinion relating thereto.

As to questions of fact material to our opinion, we have relied upon the foregoing documents, including the representations of officials of the Company contained in the above specified documents. We have not undertaken to verify any of the foregoing by independent investigation and have assumed the authenticity of the original documents and the conformity of the copies submitted to us to the authentic original documents. Moreover, we have assumed the legal capacity for all purposes relevant hereto of all natural persons and that such persons had the requisite power and authority to execute and deliver such documents and that the signatures thereon are genuine.

Based upon the foregoing, we are of the opinion that under the Business Corporation Act in effect on the date hereof in Nebraska, the Shares have been duly authorized and, upon issuance, delivery and payment therefor in accordance with the terms of the 7% Senior Secured Convertible Debentures and various warrants, respectively, as applicable, will be validly issued and will be fully paid and nonassessable. Similarly, the shares issued to holders of the Company's Senior Subordinated Notes are validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the State of Nebraska and we express no opinion as to matters governed by any laws other than those of the State of Nebraska nor to any matter not expressly addressed herein.
Our opinion is further subject to the following qualifications and exceptions:

         A. The effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other similar law of general application governing creditors' rights; and

         B. General principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing, and other similar doctrines affecting enforceability of agreements generally.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                  Yours very truly,

                                  FITZGERALD, SCHORR, BARMETTLER & BRENNAN, P.C.